QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Dot Hill Raises $6 Million of Equity

        CARLSBAD, Calif.—December 18, 2002—Dot Hill Systems Corp. (AMEX: HIL) today announced it has raised $6 million in gross proceeds from the sale of 6,000 shares of preferred stock in a private placement led by Omicron Master Trust. The proceeds will be used primarily for working capital and product development.

        "We are very pleased with the terms of this deal and our relationship with Omicron. This deal was priced to include a conversion rate that is at a premium to the recent market price of our common stock," said Preston Romm, Dot Hill's chief financial officer. "Further, the deal includes several favorable provisions, including under varying circumstances redemption at our option utilizing cash or common stock, forced conversion, or allowing the preferred stock to remain outstanding."

        The preferred shares carry a 7 percent dividend and are convertible into shares of Dot Hill's common stock at a per share price of $3.25. Dot Hill has the option to redeem 1/18th (or $333,333) of the preferred stock in cash or common stock each month beginning June 2003 through December 2004. If Dot Hill chooses not to redeem the preferred stock in any month, the dividend rate for the unredeemed shares increases to 12 percent. Dot Hill is entitled to force conversion of the preferred stock to common stock in the event its common stock price exceeds $6.50 per share for 15 consecutive trading days. Dot Hill may also redeem the preferred stock at any time in cash, subject to certain conditions, for 110 percent of the cost of the outstanding shares. Dot Hill granted warrants to Omicron and others to purchase approximately 388,000 shares of its common stock at a per share price of $3.25.

        Roth Capital Partners acted as sole placement agent in the transaction. Following this private placement, Dot Hill will have approximately 25 million shares of common stock outstanding and 6,000 shares of preferred stock outstanding.

        Dot Hill Systems Corp. (AMEX: HIL) is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II™ family of storage systems and the Axis Storage Manager™. For more information, visit Dot Hill on the web at www.dothill.com.

###

        Dot Hill, the Dot Hill logo, Axis Storage Manager, and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

        Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future events, results or occurrences such as statements regarding the future use of proceeds from the transaction, the exercise of warrants, the conversion of preferred stock into common stock and the future payment of dividends and redemption of shares. The risks that contribute to the uncertain nature of the forward-looking statements include: the company's ability to pay dividends and redeem shares pursuant to the applicable agreements, potential volatility in the Company's stock price and the terms of the financing, warrants and preferred stock. Upon the occurrence of specified events such as breach by Dot Hill of its obligations under the applicable agreements or Dot Hill's failure to be traded on a principal trading market, Omicron may force Dot Hill to either redeem the preferred stock at a 20 percent premium payable in cash or common stock, or increase the dividend to 18 percent. Additional risks are set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

QuickLinks

  Exhibit 99.1